Exhibit 2.3
AMENDMENT TO
LOAN AND SECURITY AGREEMENT
          This AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 2, 2009 is entered into by and among BlueCrest Venture Finance Master Fund Limited, a Cayman Islands limited company as successor to BlueCrest Capital Finance, L.P. (“Lender”), and Bioheart, Inc., a Florida corporation (“Borrower”).
RECITALS
          A. Borrower and Lender are parties to the Loan and Security Agreement (No. V07107) dated as of May 31, 2007, as amended from time to time (the “Loan Agreement”), pursuant to which Lender has agreed to provide certain financial accommodations to or for the benefit of Borrower upon the terms and conditions contained therein. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.
          B. Borrower has informed Lender that an Event of Default (the “Existing Default”) has occurred and is continuing under Section 8.1(a) of the Loan Agreement as a result of Borrower’s failure to pay amounts due as scheduled for January 2009, February 2009 and March 2009 with respect to the Term Loan under the Loan Agreement.
          C. Borrower has requested that Lender forbear from exercising its rights and remedies as a result of the Existing Default and that Lender consider amending the Loan Agreement to restructure the terms and conditions thereof.
          D. Lender is willing to amend the Loan Agreement and forbear from exercising its rights and remedies as a result of the Existing Default, on the terms and conditions set forth herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:
1. Ratification and Incorporation of Loan Agreement and Other Agreements. Except as expressly modified by this Agreement, Borrower hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Loan Agreement and the Other Agreements. Without limiting the generality of the foregoing, Borrower acknowledges and agrees that as of April 1, 2009, (i) the aggregate outstanding principal amount of the Term Loan was $2,943,431.78, and (ii) accrued but unpaid interest in respect of the Term Loan was $126,077.00. Borrower represents that it has no offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to the amount of such indebtedness.
2. Forbearance in Respect of Existing Default.
          2.1 Acknowledgment. Borrower hereby acknowledges and agrees that the Existing Default has occurred and is continuing, and that the Existing Default entitles Lender to exercise its rights and remedies under the Loan Agreement and applicable law, and Borrower further represents and warrants that as of the date hereof no Defaults or Events of Default have occurred and are continuing other than the Existing Default. Lender has not waived, presently does not intend to waive and may never waive the Existing Default, and nothing contained herein or in the transactions contemplated hereby shall be deemed to constitute any such waiver. Borrower hereby acknowledges and agrees that Lender has the presently exercisable right to declare Borrower’s Liabilities to be immediately due and payable under the terms of the Loan Agreement but that Lender has agreed to forbear from exercising such rights in accordance with the terms and conditions of this Agreement.
          2.2 Forbearance.
               (a) In reliance upon the representations, warranties and covenants of Borrower contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Lender agrees, during the period (the “Forbearance Term”) beginning as of the date hereof and ending on the occurrence of any Default or Event of Default other than the Existing Default, to forbear from exercising its rights and remedies under the Loan Agreement and Other Agreements in respect of or arising out of the Existing Default, subject to the conditions, amendments and modifications contained herein.
               (b) Upon the termination of the Forbearance Term, the agreement of Lender to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be for Lender to have the right in its sole discretion to exercise such rights and remedies immediately, without any further notice, passage of time or forbearance of any kind.
          2.3 No Waivers; Reservation of Rights.
               (a) Lender has not waived, is not by this Agreement waiving, and has no intention of waiving, any Defaults or Events of Default that may be continuing on the date hereof (including the Existing Default) or any Defaults or Events of Default that may occur after the date hereof (whether similar to the Existing Default or otherwise), and Lender has not agreed to forbear with respect to any of its rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Term, the Existing Default to the extent expressly set forth herein), that may have occurred or are continuing as of the date hereof or that may occur after the date hereof.
               (b) Subject to Section 2.2 above (solely with respect to the Existing Default), Lender reserves the right, in its sole discretion, to exercise any or all of its rights and remedies under the Loan Agreement and the Other Agreements as a result of any Defaults or Events of Default that may be continuing on the date hereof or any Defaults or Event of Default that may occur after the date hereof, and Lender has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.
               (c) Notwithstanding anything herein to the contrary, Lender hereby waives its right to collect interest at the default rate provided under the Loan Agreement for the period commencing on date of the acceleration notice, February 2, 2009, through the date hereof.
     3. Amendments to Loan Agreement.
          3.1 Section 1.RR of the Loan Agreement is hereby amended to read, in its entirety, as follows:

“Ordinary Course Indebtedness” means (i) accounts payable incurred in the ordinary course of business; (ii) unsecured indebtedness not to exceed, in the aggregate, $20,000; (iii) leases or other financing or the acquisition of equipment or property incurred in the ordinary course of business not to exceed, in the aggregate, $250,000 during the term of the Loan Agreement; and (iv) unsecured indebtedness, not to exceed $385,000 in aggregate principal amount, provided that such indebtedness is subject to a subordination agreement satisfactory to Lender in its sole discretion.
          3.2 Section 1.III of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“Warrant” means the Warrant described in Section 2.5(b) of the Loan Agreement, together with the Warrant to purchase $700,000 of the shares of Borrower’s Common Stock at a purchase price of equal to the average closing price over the five trading days immediately preceding the execution of this Amendment to Loan and Security Agreement minus 15%.
          3.3 Section 2.1 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
Term Loan. On the terms and subject to the conditions contained in this Loan Agreement, including those listed in Section 2.5 hereof, Lender has loaned to Borrower on May 31, 2007, a term loan (the “Term Loan”), in the original principal amount of Five Million Dollars ($5,000,000.00), the proceeds of which were to be used for working capital. As of the date hereof, the current outstanding principal balance of the Term Loan is $2,943,431.78. This is not a revolving line of credit and Borrower may not repay and re-borrow the amounts advanced or to be advanced under this Section 2.1(a). The Term Loan was initially to be repaid in thirty-six (36) monthly scheduled installments as follows: (i) commencing on the first Business Day of first full month after the date of the Term Loan, and continuing on the first Business Day of the second full calendar month and the third full calendar month after the date of the Term Loan, three (3) monthly payments of interest only (paid in arrears); then (ii) commencing on the first Business Day of the fourth full calendar month after the date of the Term Loan and continuing on the first Business Day of each month thereafter, thirty-three (33) equal monthly payments of principal and interest. From and after the date hereof, the Term Loan shall be repaid as follows: (i) commencing on April 1, 2009, three (3) monthly payments of interest only (paid in arrears), then (ii) on July 1, 2009, twelve (12) equal monthly payments of principal and interest (paid in arrears). All such payments are to be made on the first Business Day of relevant month.
          3.4 Section 5.1 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
          Grant of Security Interest. (a) To further secure to Lender the prompt full and faithful payment and performance of Borrower’s Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements, Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:
          (i) All Receivables;
          (ii) All Equipment;
          (iii) All Fixtures;
          (iv) All General Intangibles (excluding Intellectual Property);
          (v) All Inventory;
          (vi) All Investment Property;
          (vii) All Deposit Accounts and Securities Accounts (other than Account Numbers 2290 0834 6165 and 2290 0834 6178 of the Borrower at Bank of America (the “Bank of America Aggregation Account” and the “Payroll Account”, respectively));

     (viii) All Cash;
     (ix) All Documents;
     (x) All Proceeds from the sale, transfer or other disposition of Intellectual Property;
     (xi) All other Goods and tangible and intangible personal property of Borrower (other than Intellectual Property), whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and
     (xii) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;
     (all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower and the term “Collateral” shall not include, any grant of a security interest in any of Borrower’s now owned or hereafter acquired Intellectual Property (other than a security interest in the Proceeds from the sale, transfer or other disposition of Intellectual Property), the Bank of America Aggregation Account (and any payments from the Credit Support Providers to the Borrower under any of the Bank of America Loan Guarantee Agreements received therein), or the Payroll Account; provided, however, that software, firmware and operating systems that cannot be removed from the Collateral without rendering the Collateral inoperable shall be deemed to be part of the “Collateral” unless such construction is prohibited by or inconsistent with any relevant license or other agreement respecting such software, firmware or operating system. Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.
     Borrower hereby further agrees that, except as expressly permitted herein including with respect to Permitted Liens, Borrower shall not hereafter grant a security interest in or pledge any of its Intellectual Property to any other party.
     (b) Notwithstanding the foregoing, in the event that an Event of Default (other than the Existing Default) occurs on or after the date hereof, Section 5.1 shall automatically, and without further action of the parties, be amended to read as follows, and shall relate back to the date of this Agreement:
     “Grant of Security Interest. To further secure to Lender the prompt full and faithful payment and performance of Borrower’s Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements, Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:
     (xiii) All Receivables;
     (xiv) All Equipment;
     (xv) All Fixtures;
     (xvi) All General Intangibles;
     (xvii) All Intellectual Property;
     (xviii) All Inventory;
     (xix) All Investment Property;
     (xx) All Deposit Accounts and Securities Accounts (other than Account Numbers 2290 0834 6165 and 2290 0834 6178 of the Borrower at Bank of America (the “Bank of America Aggregation Account” and the “Payroll Account”, respectively));

     (xxi) All Cash;
     (xxii) All Documents;
     (xxiii) All other Goods and tangible and intangible personal property of Borrower, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and
     (xxiv) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;
(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower and the term “Collateral” shall not include, any grant of a security interest in the Bank of America Aggregation Account (and any payments from the Credit Support Providers to the Borrower under any of the Bank of America Loan Guarantee Agreements received therein), or the Payroll Account. Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.
     Borrower hereby further agrees that, except as expressly permitted herein including with respect to Permitted Liens, Borrower shall not hereafter grant a security interest in or pledge any of its Intellectual Property to any other party.”
          3.5 The Loan Agreement is hereby amended to include the Security Agreement (Intellectual Property) (the “IP Security Agreement”) and the documents related thereto, to be provided by Borrower pursuant to Section 6.2 below, and in form and substance reasonably satisfactory to Borrower and Lender, as an “Other Agreement”. Notwithstanding anything contained in this Agreement or the IP Security Agreement to the contrary, Lender and Borrower acknowledge and agree that Lender shall not have any security interest in, on or to the Borrower’s Intellectual Property unless or until a Default or Event of Default (other than the Existing Default) shall have occurred and be continuing under the Loan Agreement, as amended.
     4. Fee. Borrower shall pay to Lender a fee (the “Commitment Fee”) in the amount of $15,000, as provided in Section 6.1 below.
     5. Conditions to Effectiveness.
          The effectiveness of this Agreement shall be subject to satisfaction of each of the following conditions:
          5.1 Receipt by Lender of a copy of this Agreement, and the Amended, Restated Promissory Note in respect of the Term Loan (the “Amended Note”), and the Warrant, each duly authorized, executed and delivered by Borrower;
          5.2 The absence of any Default or Events of Default other than the Existing Event of Default;
          5.3 Receipt by Lender of the Commitment Fee and payment of accrued but unpaid interest, in the amount of $126,077.00, in respect of December 2008, January 2009, February 2009 and March 2009;

          5.4 Receipt by Lender of a consent to this Agreement, executed by each holder of the subordinated debt of Borrower, including Bank of America, (other than Hunton & Williams); and
          5.5 Borrower shall deliver to Lender the IP Security Agreement, together with all appropriate documents for filing with the United States Patent and Trademark Office (“USPTO”), the United States Copyright Office (“USCO”) and all other filings necessary to perfect the security interests granted to Lender by the IP Security Agreement, each duly authorized, executed and delivered by Borrower (the “IP Security Interest Documents”); provided, that Lender shall hold such IP Security Interest Documents in trust for the benefit of Borrower and shall not file or otherwise present such IP Security Documents to any third party unless a Default or Event of Default (other than the Existing Default) has occurred and is continuing under the Loan Agreement, at which time Lender shall be free to file such IP Security Documents with the USPTO, the USCO or any other governmental agency it determines to perfect its security interest in the Borrower’s Intellectual Property.
     6. Covenants.
          Borrower covenants as follows:
          6.1 Borrower shall deliver to Lender on or before April 15, 2009, the Commitment Fee; and
          6.2 Borrower shall cause to be delivered to Lender on or before April 10, 2009, a subordination agreement executed by Hunton & Williams in respect of indebtedness owed to it by Borrower, in form and substance satisfactory to Lender.
     7. Representations and Warranties. In order to induce Lender to enter into this Agreement and amend the Loan Agreement in the manner provided in this Agreement, Borrower represents and warrants to Lender as follows:
          7.1 Power and Authority. Borrower has all requisite corporate power and authority to enter into this Agreement, the Amended Note, the Warrant and the IP Security Agreement (collectively, the “Amendment Agreements”) and to carry out the transactions contemplated by, and perform its obligations under, the Loan Agreement as amended by this Agreement (hereafter referred to as the “Amended Loan Agreement”).
          7.2 Authorization of Agreements. The execution and delivery of the Amendment Agreements by Borrower and the performance of the Amendment Agreements and the Amended Loan Agreement by Borrower have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by Borrower.
          7.3 Enforceability. Each of the Amendment Agreements and the Amended Loan Agreement constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).
          7.4 No Conflict. The execution and delivery by Borrower of the Amendment Agreements and the performance by Borrower of each of the Amendment Agreements and the Amended Loan Agreement do not and will not (i) contravene, in any material respect, any provision of any law or regulation, or, to Borrower’s knowledge, any decree, ruling, judgment or order that is applicable to Borrower or its properties or other assets, (ii) result in a breach of or constitute a default under the charter, bylaws or other organizational documents of Borrower or any material agreement, indenture, lease or instrument binding upon Borrower or its properties or other assets or (iii) result in the creation or imposition of any liens on its properties other than liens in favor of Lender granted by the Amendment Agreements.
          7.5 Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of the Amendment Agreements.
          7.6 Representations and Warranties in the Loan Agreement. Borrower confirms that as of the date hereof the representations and warranties contained in the Loan Agreement and the Other Agreements are (before and after giving effect to this Agreement) true and correct (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date) and that, other than the Existing Default, no Default or Event of Default has occurred and is continuing.
     8. Miscellaneous.
          8.1 Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement or Other Agreements are intended or implied and in all other respects the Loan Agreement and Other Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the Loan Agreement or Other Agreements, the terms of this Agreement shall control. The Loan Agreement and this Agreement shall be read and construed as one agreement.
          8.2 Costs and Expenses. Borrower absolutely and unconditionally agrees to pay to Lender, on demand by Lender at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Agreement are consummated: all fees and disbursements of any counsel to Lender in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements delivered in connection with the transactions contemplated hereby and expenses which shall at any time be incurred or sustained by Lender or any participant of Lender or any of their respective directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement, the IP Security Agreement and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby, including any fees payable in connection with filings necessary to perfect the security interests granted to Lender by the IP Security Agreement.
          8.3 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.
          8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
          8.5 Release.
               (a) In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the Other Agreements or transactions thereunder or related thereto.
               (b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
          8.6 Covenant Not to Sue. Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to Section 8.5 hereof. If Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
          8.7 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.
          8.8 Reviewed by Attorneys. Borrower represents and warrants to Lender that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and document executed in connection herewith with, such attorneys and other persons as Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.
          8.9 GOVERNING LAW: CONSENT TO JURISDICTION AND VENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT, THE LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
          8.10 WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS LOAN AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.
          8.11 Counterparts. This Agreement may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
          8.12 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement, and are not to be taken into consideration in interpreting this Agreement.
          8.13 Recitals. The recitals set forth at the beginning of this Agreement are true and correct, and such recitals are incorporated into and are a part of this Agreement.

     IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

“Borrower”		“Lender”

BIOHEART, INC.		BLUECREST VENTURE FINANCE MASTER FUND LIMITED acting through its duly appointed agent and investment manager, BlueCrest Capital Management LLP

By:	/s/Howard J. Leonhardt	By:	/s/Paul Dehadray

Name:	Howard J. Leonhardt	Name:	Paul Dehadray

Title:	Chairman, CEO & CTO	Title:	General Counsel